Filed Pursuant to Rule 424(b)(7)

Registration No. 333-229162

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated January 8, 2019)

GRAY TELEVISION, INC.

11,499,945 Shares of Common Stock

This prospectus supplement No. 3 supplements, updates and amends the selling stockholder information contained in the prospectus dated January 8, 2019 and the prospectus supplements dated January 14, 2019 and January 22, 2019 (together, the “prospectus”), relating to the resale by selling stockholders of shares of common stock, no par value per share (“Common Stock”), of Gray Television, Inc. that may be offered and sold from time to time by the selling stockholders named in the prospectus.

You should read this prospectus supplement No. 3 in conjunction with the prospectus. This prospectus supplement No. 3 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 3 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 3 supersedes information contained in the prospectus.

Our Common Stock is listed on the New York Stock Exchange under the symbol “GTN”. On March 21, 2019, the last reported sales price of our Common Stock on the New York Stock Exchange was $22.48 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 22, 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement, update and amend the information that appears under the section entitled “Selling Stockholders” in the prospectus to identify and provide certain information with respect to a selling stockholder not previously identified therein. This prospectus supplement does not impact any other selling stockholders identified in the prospectus.

SELLING STOCKHOLDERS

The “Selling Stockholders” table in the prospectus is hereby amended by deleting the “All other selling stockholders” line and replacing it with the line set forth below. The number and percentage of shares of Common Stock beneficially owned by the selling stockholder is presented as of March 22, 2019, and is based upon written representations from the selling stockholder for use in this prospectus supplement.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned(3)	Percent of Shares of Common Stock Outstanding
Joyce I. Austin	309	*	309	0	*

*	Less than 1%.

(1)	Based on 94,076,880 shares of Common Stock outstanding as of March 22, 2019.

(2)	Represents the number of shares of Common Stock being offered hereby on behalf of the selling stockholders.

(3)

Assumes that the selling stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.